OMB APPROVAL
EXPIRES:  October 31, 1994
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE   14.90


UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2 )*

PLD Telekom, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock **
-------------------------------------------------------------------
(Title of Class of Securities)

69340T10
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**   The amount in Item 9 of the cover pages may include common stock issuable upon the conversion of a 9% Convertible Bond (due 6/1/06) (CUSIP 71623PAC) and the exercise of Warrants (CUSIP 71623PAA). In the aggregate Princeton Services, Inc., may be deemed to beneficially own 1,698,200 shares of common stock, $19,200,000 Convertible Bond and 2,533,000 Warrants.

Page 2 of 9 Pages


CUSIP NO.  69340T10               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

7,013,856

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

7,013,856

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,013,856 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.9%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 9 Pages


CUSIP NO.  69340T10                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

7,013,856

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

7,013,856

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,013,856

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.9%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 9 Pages


CUSIP NO.  69340T10                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Global Allocation Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

6,854,991

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

6,854,991

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,854,991

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.5%

12. TYPE OF REPORTING PERSON*

IV

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 9 Pages

		    SCHEDULE 13G

ITEM 1 (a)  Name of Issuer:
	    --------------

	    PLD Telekom, Inc. (the "Company")

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

	    680 Fifth Avenue, 24th Floor
	    New York, NY 10019

ITEM 2 (a)  Name of Persons Filing:
	    ---------------------

	    Princeton Services, Inc.
	    Merrill Lynch Asset Management, L.P.
	    Merrill Lynch Global Allocation Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------


Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Global Allocation Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536


ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

Page 6 of 9 Pages


ITEM 3

    Princeton Services, Inc. ("PSI") is a parent holding company in, accordance with (S) 240.13d-1(b)(ii)(G) of the 1934 Act. Merril Lynch Asset Management, L.P. (d/b/a) Merril Lynch Asset Management ("MLAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). Merrill Lynch Global Allocation Fund, Inc.
(the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act").



ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose of or direct the disposition of:

	  See Item 8 of Cover Pages



ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

Not Applicable

Page 7 of 9 Pages


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

  MLAM is an investment adviser registered under Section 203 of the Advisers Act and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act and private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of such securities. The Fund, a reporting person on this Schedule 13G for which MLAM serves as investment adviser, has an interest that relates to more than 5% of the class of securities reported herein.
No other person has an interest that relates to more than 5% of the class of securities reported herein.


ITEM 7   Identification and Classification of the Subsidiary Which
	 ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

   PSI is a corporate managing general partner of Merrill Lynch Asset Management, L.P., which is a registered investment adviser under
Section 203 of the Advisers Act.


ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable



ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable


ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Page 8 of 9 Pages

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 2, 1998



Princeton Services, Inc.

/s/ Ira P. Shapiro
-----------------------------
Name:  Ira P. Shapiro
Title:  Attorney-In-Fact*


Merrill Lynch Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Ira P. Shapiro
-------------------------
Name:   Ira P. Shapiro
Title Attorney-In-Fact**


Merrill Lynch Global Allocation Fund, Inc.

/s/ Ira P. Shapiro
--------------------------
Name: Ira P. Shapiro
Title:  Attorney-In-Fact***



------------------------------------
*Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to LTX Corporation.


**Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to Lattice SemiConductor Corporation.


***Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G.

Page 9 of 9 Pages

				       EXHIBIT A

				   POWER OF ATTORNEY




  The undersigned, Merrill Lynch Global Allocation Fund, Inc. a corporation dully organized under the laws of the state of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Ira P. Shapiro, acting severally, whose address is Merrill Lynch Asset Management, L.P., 800 Scudders Mill Road, Plainsboro, New Jersey 08536, as its true and lawful attorney-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing aggreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect ot any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations threunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respect as if the undersigned could do if personally present. The Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

  IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 26th day of January, 1998.


MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.


By: /s/James W. Harshaw, III
--------------------------
Name: James W. Harshaw, III
Title: Secretary